Exhibit 10.1

DISTRIBUTOR AGREEMENT

CONTENTS

1.	DEFINITIONS	3

2.	APPOINTMENT AND DURATION	5

3.	GENERAL OBLIGATIONS OF THE DISTRIBUTOR	5

4.	SERVICE RESPONSIBILITIES OF THE DISTRIBUTOR	9

5.	DIRECT SUPPLY	10

6.	SPECIFIED PREMISES	10

7.	IMPROVEMENTS TO PRODUCTS	11

8.	COMPANY RESPONSIBILITIES	11

9.	AUTHORISED DEALERS	12

10.	INSPECTIONS, REPORTS AND PROCEDURES	12

11.	ORDERING PROCEDURES, CONDITIONS OF SALE AND PRICES	13

12.	DISTRIBUTOR’S CONDITIONS OF PURCHASE AND SALE	14

13.	TERMS AND METHOD OF PAYMENT	14

14.	CHANGES TO AGREEMENT	15

15.	CHANGES IN SPECIFICATIONS	15

16.	ENQUIRIES	15

17.	CONFIDENTIALITY	15

18.	RELATIONSHIP BETWEEN THE PARTIES	16

19.	ASSIGNMENT AND TRANSFER	17

20.	TERMINATION	17

21.	RESULTS OF TERMINATION	18

22.	WAIVER OF DEFAULT AND GENERAL LIABILITY	19

23.	GENERAL	20

SCHEDULE 1: DISTRIBUTOR TERRITORY		23

SCHEDULE 2: TERMS AND METHOD OF PAYMENT		24

THIS AGREEMENT is made the 1st day of January 2015

BETWEEN

Perkins Engines Company Limited of Eastfield, Frank Perkins Way, Peterborough, PE1 5FQ, England (hereinafter called “the Company”)

AND

Power Great Lakes, a division of Power Solution International Inc. of 201 Mittel Drive Wood Dale, Illinois 60191 (hereinafter called “the Distributor”) and collectively referred to as “the Parties” or individually “the Party”.

WHEREAS

(A)	The Company desires to secure sales, support and servicing of its products in the territory as hereinafter defined and the Distributor wishes to take on the responsibilities of a Company distributor in that territory.

(B)	Therefore the Parties have agreed that the Company will appoint the Distributor on the terms hereinafter set out.

NOW IT IS AGREED as follows:

1. DEFINITIONS

1.1	In this Agreement unless the context otherwise requires the following expressions bear the following meanings:

“Agreement” means this Agreement, its Schedules and any other documents specifically referenced herein;

“Authorised Dealers” means persons appointed by the Distributor as dealers in the Territory pursuant to Article 8 hereof;

“Commencing Date” means 1 January 2015;

“Competing Item” means any goods of similar description to or which in the Company’s reasonable opinion are competitive with any of the Products including but not limited to any Distributor remanufactured Product;

“Parts” means parts, assemblies, sub-assemblies and components (including proprietary items except as otherwise agreed) supplied by the Company or a Perkins Supplying Company for use as replacements in Perkins Engines;

“Perkins Engines” means each of those types of Perkins branded engine (new or reconditioned) which are from time to time designated by the Company to the Distributor for application to the agricultural, vehicle, and industrial sectors

“Perkins Group” means collectively Perkins Engines Company Limited and each of those companies falling within the definition of a “subsidiary” of the ultimate “holding company” of Perkins Group Ltd as defined in section 1159 of the Companies Act 2006;

“Perkins Standards” means those standards of business performance issued and produced by the Company from time to time applicable to all its distributors;

“Perkins Supplying Companies” means either the Company or those entities designated by the Company to accept orders from the Distributor including but without limitation to Perkins Engines Inc.;

“Price List” means the price list issued by the Company on behalf of Perkins Supplying Companies during the term hereof and notified to the Distributor;

“Products” means Perkins Engines and/or Parts;

“Specified Premises” means those premises which are from time to time agreed by the parties in writing and from which the Distributor shall carry out its sales and/or service obligations hereunder; Specified Premises shall expressly exclude any premises owned or occupied by Authorised Dealers unless otherwise agreed by the Company;

“Territory” means North Dakota, South Dakota, Minnesota, Wisconsin, Iowa, Michigan, Ohio, Indiana, Illinois, Missouri, Nebraska, Kansas, Pennsylvania, New Jersey, Delaware, Maryland (including Washington, District of Columbia), West Virginia, New Hampshire, Vermont, Massachusetts, Maine, Rhode Island, Connecticut, New York as more specifically described in Schedule 1 of this Agreement;

“Trade Mark Agreement” means the licence on the agreed terms entered into by the Parties on the date of this Agreement; and

“UK” means the United Kingdom of Great Britain and Northern Ireland, the Channel Islands and the Isle of Man.

1.2	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.3	Words signifying the singular shall include the plural and vice versa where the context so admits.

2. APPOINTMENT AND DURATION

2.1	Subject to the terms hereof the Company appoints the Distributor, on a non-exclusive basis, as its Distributor for the Territory and the Distributor accepts such appointment.

2.2	The Distributor’s appointment shall be deemed to have commenced on the Commencing Date.

2.3	Unless sooner terminated under the provision of Article 3.11 or 20 hereof, this Agreement shall remain in force for an initial period of 3 years from the Commencing Date. It shall continue in force thereafter until terminated by either Party giving to the other at least 6 months prior written notice of termination to expire at the end of such initial period or at any time thereafter.

3. GENERAL OBLIGATIONS OF THE DISTRIBUTOR

3.1	The Distributor acknowledges that it has been entrusted with considerable responsibility for developing and exploiting the business potential for the Products in the Territory. The Distributor undertakes diligently to discharge such responsibility in the interests of optimising sales and service of the Products in the Territory. In particular the Distributor agrees at all times and at its own expense except as provided in Articles 3.1.4 and 8.2 below:

3.1.1	To use all reasonable endeavours to give full and proper representation of the Products throughout the Territory;

3.1.2	To identify, promote and realise opportunities for supply of the Products in the Territory;

3.1.3	To publicise the Distributor’s appointment as an authorised Perkins Distributor within the Territory such publicity to include the use of prominent signs at the Specified Premises and on the Distributor’s service and parts vehicles, which signs shall conform strictly to designs and specifications from time to time laid down by the Company;

3.1.4

To advertise and promote interest in the Products in the Territory in an extensive and effective manner. This shall include (but shall not be limited to) the use of local communications media and exhibition or display facilities and have due regard to such advice on advertising policy as may from time to time be issued by the Company. The Distributor may, with the Company’s prior written consent, exhibit and be involved in exhibiting any of the Products at any exhibition and take part in, support or be involved in competitions, competitive trials or demonstrations of the Products. The Distributor shall upon the Company’s reasonable request withdraw at its own expense any particular advertisements, catalogues, sales literature or other printed matter relating to the Products;

3.1.5	To provide service training courses in line with appropriate Company guidelines in respect of the Products within the Territory;

3.1.6	To distribute current sales and service literature supplied by the Company in respect of the Products throughout the Territory; and

3.1.7	To maintain adequate Products in stock in accordance with Article 4.3 and ensure that they are available for supply to customers.

3.2	For the avoidance of doubt, this Article 3 is without prejudice to the Trade Mark Agreement and the Distributor shall perform its obligations under this Agreement strictly in accordance with the terms of the Trade Mark Agreement. If there is any inconsistency or conflict between the terms of this Agreement and the Trade Mark Agreement in relation to the use of the licensed Perkins trademarks as defined therein, the provisions of the Trade Mark Agreement shall prevail.

3.3	The Distributor shall perform its obligations hereunder in accordance with the business plan agreed by the parties. The plan shall include the following information for a projected one-year and/ or longer period, as appropriate:

3.3.1	the Distributor’s marketing objectives, including sales and penetrations; and

3.3.2	the resources and facilities required to achieve its objectives.

3.4	The Parties shall review the plan at least annually and agree a revised plan following each such review.

3.5	The Distributor shall, unless otherwise agreed in writing by the Company, purchase from the Company or Perkins Supplying Companies or another Perkins distributor all of its requirements for the Products whether for supply to Authorised Dealers or to other entities requiring the same for use within the Territory.

3.6	Subject to Articles 3.5 and 3.7 the Distributor shall not without the Company’s prior written consent:

3.6.1	hold any Competing Item in stock in the Territory; or

3.6.2	solicit or be directly or indirectly engaged or interested in soliciting orders in the Territory for any Competing Item; or

3.6.3	supply or be directly or indirectly engaged or interested in the supply in the Territory of any Competing Item.

3.7	The prohibition contained in Article 3.6 above shall not in any way preclude the Distributor from:

3.7.1	holding in stock, supplying or advertising for supply other products (which are not Competing Items) manufactured or purchased by the Distributor in the ordinary course of its business. These products may include those Perkins Engines as an integral and subsidiary part or in which Perkins Engines are installed; or

3.7.2	servicing or remanufacturing engines other than Perkins Engines and holding in stock, supplying and advertising for supply parts for the purpose of such servicing or remanufacture, provided that in the reasonable opinion of the Company, the Distributor’s performance as a distributor of Products is not adversely affected by such activity.

3.8	The Distributor shall not, without the Company’s prior written consent, solicit outside the Territory customers for any of the Products, nor for the purpose of delivery of the same establish branches or warehouses outside the Territory, nor advertise any of the Products outside the Territory. This shall not prevent the Distributor from advertising in a publication in circulation both within and outside the Territory.

3.9	The Distributor shall comply in all respects with the Perkins Standards with regard to its activities hereunder to the extent that such standards have been notified in writing to the Distributor.

3.10	The Distributor shall ensure so far as is reasonably practicable that:

3.10.1	the Perkins Engines supplied by it or its Authorised Dealers are installed and applied by customers in accordance with the limitations and specifications laid down by the Company;

3.10.2	the purchaser of the Perkins Engines is fully aware of and properly instructed in all aspects of the operation and maintenance thereof;

3.10.3	it shall make available to a prospective purchaser all brochures, booklets and other literature and information provided by the Company and which the Company designates as intended for such users.

3.11	The Distributor represents and warrants that it has read, understands, and has been in compliance, and agrees that it shall comply, with all applicable laws, rules, regulations, directives, ordinances, orders, or statutes (collectively, the “Laws”), including, but not limited to, the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act and any applicable anti-bribery Laws of other countries, the UK Export Control Regulations, the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and any applicable sanctions regulations including but not limited to the sanctions regulations administered by the U.K. Department for Innovation, Business and Skills (BIS) and the U.S. Treasury Department Office of Foreign Assets Control.

Further, Distributor represents and warrants that it has not acted, will not act, and has not and will not cause, directly or indirectly, any other party to act, in any manner that would cause Company, or any of its affiliates or persons employed by Company, to violate the Laws. Upon Company’s request, Distributor shall at its expense provide to Company in a timely manner any and all material, documentation, information, data, or certification(s) regarding Distributor’s compliance with the Laws and this Article 3.11.

If Company has reason to believe that Distributor is not in compliance with the Laws or this Article 3.11, Company reserves the right to audit, or to have Company’s authorised representatives conduct audits, to ascertain the extent of Distributor’s non-compliance with the Laws and this Article. Distributor agrees to indemnify, defend, and hold harmless Company, Company’s affiliates, and Company’s and Company’s affiliates’ respective directors, officers, employees, agents, successors, and assigns, against demands, liabilities, fines, penalties, losses, and damages (including costs, investigation and litigation expenses and counsel fees incurred in connection therewith) arising out of or related to Distributor’s obligations under this Article 3.11. In the event of any enforcement action against Distributor relating to Distributor’s non-compliance with the Laws that reasonably relate to Distributor’s performance under this Agreement, Distributor shall provide to Company written notice of such enforcement action prior to any publication or disclosure of such enforcement action, and in no event later than ten (10) business days following such enforcement action.

In the event of a change to the Laws or a significant change to the Company’s policy which at the Company’s sole discretion negatively impacts the Company’s ability pursuant to this Agreement to perform its obligations to Distributor, Company shall be entitled to suspend deliveries to, refuse orders from Distributor and or serve notice to terminate this Agreement during the initial period as defined in Article 2.3 or any time after the initial period.

4. SERVICE RESPONSIBILITIES OF THE DISTRIBUTOR

4.1	Subject to the proviso in Article 4.4 below, the Distributor shall provide a repairs and warranty service for the Products (whether or not supplied by the Distributor) in the Territory. It shall also carry out repairs to the Products to a standard of workmanship acceptable to the Company. It shall also provide a warranty service for all Products in accordance with the procedures from time to time laid down by the Company either in the Perkins Service Warranty Manual (as supplied and updated by the Company from time to time) or in notices issued by the Company and notified in writing to the Distributor.

4.2	The Distributor undertakes to the Company that it shall at all times comply with the provisions of the law in force in the Territory from time to time including but not limited to that regarding warranty and the provision of technical and essential health and safety literature which provisions shall prevail in the event of any conflicts with the Perkins requirements.

4.3	The Distributor shall ensure that it maintains adequate resources including personnel, equipment and facilities and stocks to perform its obligations hereunder.

4.4	The Distributor shall also provide a repair and warranty service as specified in Article 4.1 above for Products in the Territory which have been:

4.4.1	Supplied by the Company or any other member of the Perkins Group direct to an entity within or outside the Territory; or

4.4.2	Incorporated in or attached to original equipment manufactured or assembled within or outside the Territory.

However the above obligation will not apply where Products are subject to a separate repair and warranty service agreement between the original equipment manufacturer (“OEM”) and the Company.

4.5	The Distributor shall be paid for the provision of the repairs and warranty services provided under Articles 4.1 and 4.4 above in accordance with the pricing schedules contained in the Perkins Service Warranty Manual referred to in Article 4.1.

5. DIRECT SUPPLY

5.1	The Distributor acknowledges that the terms of this Agreement do not in any way limit the right of the Company for itself, the companies within the Perkins Group and their licensees the right at all times to supply Products direct to any entity in the Territory, including but not limited to:

5.1.1	any central, local or municipal government authorities or departments or state owned or controlled organisations;

5.1.2	OEM’s wishing to incorporate the Products in their own product line;

5.1.3	recognised export houses within the Territory whose main purpose is to re-export the Products outside the Territory;

5.1.4	as provided in Article 21.4 below.

The Company shall notify the Distributor in writing and, where time permits, consult the Distributor where it decides to exercise this right.

5.2	The Distributor shall promptly notify the Company of any opportunity for supply of the Products within the Territory which it considers likely to be advanced by the direct intervention or support of the Company or other members of the Perkins Group or its licensees.

5.3	The Company shall have no liability to the Distributor where any of the Products are brought into the Territory by reason of the direct supply of Products by the Company to any entity in the Territory.

6. SPECIFIED PREMISES

6.1	The Distributor shall install by a date agreed with the Company and thereafter maintain in full working order adequate equipment and facilities in accordance with Article 4.3 at each of the Specified Premises.

6.2	The Distributor shall take out and maintain throughout its appointment insurances sufficient for the Specified Premises, the Products held thereon and all work in progress relating to its activities. Certificates of insurance shall be provided to the Company within a reasonable period of time after its request.

6.3	The Distributor shall be able to use the Specified Premises for purposes other than its activities hereunder, provided that such alternative uses do not in any way affect the extent and standard of its performance hereunder. The Company shall be entitled to its absolute discretion to require the Distributor to take appropriate remedial action where it reasonably believes the Distributors performance has been or is likely to be materially affected by such alternative uses.

6.4	The Distributor shall notify the Company in writing of its intention either to reduce the facilities available within the Specified Premises or to effect any significant alteration in the land or buildings comprising the Specified Premises, and consult with the Company prior to taking any action.

7. IMPROVEMENTS TO PRODUCTS

The Distributor shall notify the Company forthwith in writing of all particulars of any improvement applicable to any Products (whether patentable or not) that it discovers or which comes to its or its Authorised Dealer’s attention during the term hereof. In any such case the Parties shall actively consider how and on what terms such improvements may be made available to the Company, and any other member of the Perkins Group or its licensees.

8. COMPANY RESPONSIBILITIES

8.1	The Company shall support the Distributor’s performance hereunder by both providing those facilities and services and carrying out its obligations all as detailed herein in an efficient, professional and timely manner.

8.2	The Company will from time to time and where possible in advance, notify the Distributor in writing as to the extent to which the Company will in any one year reimburse to the Distributor expenses incurred by the Distributor in discharge of its obligations under Article 3.1.4 above. The Company shall not be obliged to make reimbursement of any expenses so incurred except to the extent notified by the Company.

8.3	The Company will actively continue to seek ways of improving the services provided to the Distributor and thus enhancing the value of this Perkins’ distributorship.

8.4	The Company shall, notwithstanding the general policy as stated in Article 11.4 below, endeavour to adjust and maintain its prices for the Products to be competitive with those of most major competitors for their own comparable products.

8.5	The Company shall as soon as is reasonably practicable notify the Distributor in writing of any additions, deletions or modifications from time to time made to the Perkins Standards, its standard terms and conditions of purchase and sale, the Perkins Service Procedure Manual and its Price Lists as far as they relate to this Agreement.

9. AUTHORISED DEALERS

9.1	The Distributor shall have the right to appoint Authorised Dealers within the Territory for the purpose of providing proper representation throughout the Territory for the supply and servicing of Products, subject to the following provisions:

9.1.1	the Distributor shall consult with the Company prior to appointing any Authorised Dealer;

9.1.2	the appointment of Authorised Dealers shall automatically terminate upon termination of this Agreement;

9.1.3	the Distributor shall ensure that the Company’s authorised representatives shall be permitted access to the premises of Authorised Dealers for the purposes described in Article 10.1.2.

9.2	The Distributor shall remain solely liable to the Company for its performance hereunder, notwithstanding its appointment of any Authorised Dealers.

10. INSPECTIONS, REPORTS AND PROCEDURES

10.1	The Distributor shall:

10.1.1	Instigate and maintain an accurate system of engine and parts stock control, workshop control and job card system;

10.1.2	permit the Company’s authorised representatives to have access to the Specified Premises at any time during normal business hours to inspect the equipment installed and the work carried out in connection with the maintenance and repair of the Products, and to inspect and check the Distributor’s stock of Products and the stock records applicable thereto;

10.1.3	deliver to the Company a written monthly report stating its stocks, sales and estimates of future requirements for the Products;

10.1.4	establish and maintain procedures for:

(a)	registering supplies of the Products;

(b)	dealing with warranty claims;

(c)	regulating any other matters in connection with the supply and servicing of the Products, such procedures to ensure compliance with the relevant Perkins Standards;

10.1.5	submit a copy of the Distributor’s annual audited accounts, (if the Distributor is required to submit any such accounts to the Registrar of Companies or to any similar statutory body in its country of registration) not later than 6 months either from the end of the financial year to which such accounts relate or from the end of each calendar year during the term hereof, whichever is earlier;

10.1.6	submit to the Company such financial and other information as the Company may reasonably require (including profit and loss accounts and operating expenses);

10.1.7	report in writing immediately to the Company full details of any material change or proposed change occurring either in the Distributor’s constitution, management or control, or that of any company under the same ultimate direction, management or control as itself which handles Competing Items.

11. ORDERING PROCEDURES, CONDITIONS OF SALE AND PRICES

11.1	Orders for Products required by the Distributor shall be placed by the Distributor with such Perkins Supplying Company as the Company may from time to time designate for the purpose.

11.2	Each order addressed to a Perkins Supplying Company may be accepted or (upon giving to the Distributor reasons for such rejection) rejected by that Perkins Supplying Company. No order placed will be deemed accepted until a formal acceptance has been despatched to the Distributor by the relevant Perkins Supplying Company which is accepting the Order or until delivery of the Products has been made.

11.3	Each order placed on and accepted by a Perkins Supplying Company as per Article 11.2 will (whether or not expressly stated in the order or acceptance) be deemed to have been so accepted subject to the standard Conditions of Sale (including warranty) of the Perkins Supplying Company current at the time of acceptance of such order to the extent that such conditions have been previously notified to the Distributor in writing.

11.4	Prices for the Products shall be those specified in the Price List current at the date of delivery by the Perkins Supplying Company. Prices as stated in the Price List shall be determined by the Perkins Supplying Company at its absolute discretion. Unless the contrary is stated in the Price List the cost of packing, transport and insurance will be payable as an addition to the price of the Products.

11.5	The Distributor shall be solely responsible for all fiscal, tax, customs duties, fees and other charges howsoever arising out of its orders on the Company for Products.

12. DISTRIBUTOR’S CONDITIONS OF PURCHASE AND SALE

12.1	Any and all terms of business stated on any Distributor originated orders or other related documentation and passing between the Parties (including any Perkins Supplying Companies) are hereby expressly excluded and superseded by those terms referred to in Article 11.3 above.

12.2	In supplying Products acquired by the Distributor from the Company, the Distributor shall ensure that the purchaser of the Products is provided with a warranty no less favourable to the purchaser than the warranty given to the Distributor by the Company and in accordance with the law in force in the Territory from time to time.

13. TERMS AND METHOD OF PAYMENT

13.1	The Distributor acknowledges that its obligation to make payment strictly in accordance with the agreed programme and terms of payment for each order is a fundamental obligation of this Agreement and each such order.

13.2	The detailed terms and method of payment applicable to all purchases of Products by the Distributor hereunder shall be those set out in Schedule 2.

14. CHANGES TO AGREEMENT

For any amendment to this Agreement or any part thereof to be valid and binding on the Parties, it must be reduced to writing and signed by authorised representatives of each Party.

15. CHANGES IN SPECIFICATIONS

15.1	The Company may make modifications to the design of or fitments to any of the Products or make improvements to them at any time. The Company shall be under no obligation to apply the same to any of the Products previously purchased by the Distributor except on such occasions as the Company deems it necessary to initiate a campaign to rectify known product defects.

15.2	The Company reserves the right to discontinue the manufacture of any of the Products without incurring any obligation or liability to the Distributor. In such cases the Company will promptly notify the Distributor and will use all reasonable endeavours to do so at least six months prior to discontinuing manufacture.

15.3	The Distributor agrees, except with the prior approval of the Company, not to make any modifications to or in any material way vary, the specification of Products supplied to it by the Company or Perkins Supplying Companies or to be repaired or serviced by it.

16. ENQUIRIES

16.1	If the Company refers enquiries to the Distributor for the repair, servicing or supply of the Products within the Territory, the Distributor shall as and when reasonably required by the Company report upon progress in respect of such enquiries.

16.2	In order to aid the Company’s monitoring of its distributors’ performance, the Distributor shall keep the Company advised of enquiries relating to the Products which it receives either from persons outside the Territory or from persons (other than OEMs) situated in the Territory who intend to resell the Products outside the Territory.

17. CONFIDENTIALITY

17.1

Where either Party discloses to the other any information, data or drawings (whether visually, orally, in writing or in machine readable form) - “Information” - then, to the extent the originating Party specifically marks or identifies such Information as confidential, the receiving Party shall treat it as confidential and shall not disclose the same to any third party without the prior written consent of the originating Party. The receiving Party may only use the Information for the purposes hereof and shall ensure that only those of its employees with a need to know actually receive it. The receiving Party shall be solely liable to the originating Party for the acts and omissions of its employees in this respect.

17.2	The above obligations shall not apply where the receiving Party can show that the Information is:

17.2.1	in or comes into the public domain at any time otherwise than through a breach by either Party of any of its obligations hereunder, or is made available to the general public without restrictions by the originating Party;

17.2.2	known to the receiving Party at the time of disclosure or is independently developed by it or its employees without reference to or use of the disclosed Information;

17.2.3	received from a duly entitled third party without restriction and without breach of these terms;

17.2.4	required to be disclosed pursuant to applicable law, government authority, duly authorised subpoena, or court order, in which case the receiving Party will provide prompt notice to the originating Party and endeavour to give the originating Party an opportunity to respond prior to such disclosure.

17.3	At any time during the term hereof or upon termination hereof howsoever caused, the originating Party may require the receiving Party to return all Information disclosed to it.

17.4	The above obligations of Article 17 shall survive the termination of this Agreement for a period of 5 years.

18. RELATIONSHIP BETWEEN THE PARTIES

18.1	The Distributor agrees it is not and shall not represent itself to be an agent of the Company or any member of the Perkins Group or its licensees for any purpose and shall not incur any obligations nor make any promise or representation on behalf of the same.

18.2	This Agreement does not in any way create an employer/employee relationship between the Company or any member of the Perkins Group and the Distributor and/or the Distributor’s employees.

18.3	The Distributor shall be solely responsible for the discharge of its obligations and liabilities to third parties and shall have no right to indemnity or contribution from the Company or any member of the Perkins Group in respect thereof, except insofar as expressly provided herein or in the Company’s warranty as from time to time current.

18.4	The Distributor acknowledges that, save for the licence granted under the Trade Mark Agreement, it does not have any right, title or interest in any intellectual property owned by the Company or any member of the Perkins Group.

19. ASSIGNMENT AND TRANSFER

This Agreement shall be binding on the Parties hereto. It is personal to the Distributor who may not assign, transfer or sublet the whole or any part of it without the Company’s prior written consent. The Company shall have absolute discretion as to whether or not to give such consent and as to the terms on which it is given.

20. TERMINATION

20.1	In addition to any other rights to terminate contained herein, the Company may by written notice to the Distributor terminate this Agreement forthwith upon:

20.1.1	any attempted assignment or transfer without the Company’s prior approval by the Distributor of this Agreement or any part thereof or any rights or obligations thereunder; or

20.1.2	the commencement or happening of any occurrence connected with insolvency, bankruptcy, dissolution, administration, receivership or liquidation (or the national equivalent of any of the above within the Territory or any part thereof) of the Distributor; or

20.1.3	a breach of any of the terms of any payment guarantee referenced in Schedule 2 by any party giving that guarantee to the Company; or

20.1.4	a breach of Article 3.10 of this Agreement; or

20.1.5	termination or breach of any term of the Trade Mark Agreement.

20.2	Subject to Article 20.3 relating specifically to deficient performance, if the Distributor is in breach of any of its obligations hereunder, the Company may serve written notice on the

Distributor requiring it to remedy the same within 45 days thereof. Where the Distributor fails, in the Company’s opinion, to so remedy, the Company may serve a written notice on the Distributor forthwith terminating this Agreement.

20.3	If during the term hereof, the Company is in its absolute discretion dissatisfied with the Distributor’s performance including without limitation, the Distributors failure to perform in accordance with the agreed business plan, it may notify the Distributor in writing, detailing the required remedial actions that must be taken within the following 3 months. If the Company remains dissatisfied at the end of the 3 months period, it may thereafter terminate this Agreement by serving not less than 3 months written notice of termination on the Distributor.

20.4	The Company may terminate this Agreement by 3 months written notice to the Distributor if there is any change after the Commencing Date in the management, constitution or circumstances of the Distributor which the Company in its absolute discretion deems materially detrimental to its interests hereunder.

Without prejudice to the generality of the foregoing provision, where the Distributor is a company, the acquisition of shares representing 25% or more of the issued share capital or controlling 25% or more of the voting rights in the Distributor by any person or entity not previously approved in writing by the Company shall be deemed detrimental to the Company’s interests. In addition if the acquiring party is engaged directly or indirectly in a business competing with that of the Company, this too shall also be deemed to be detrimental to the Company.

21. RESULTS OF TERMINATION

21.1	The termination of this Agreement by the Company for cause shall operate as a cancellation of all unfulfilled orders for any of the Products received by the Company or any Perkins Supplying Company from the Distributor prior to the date of such termination. The Distributor shall have no express or implied right to receive any compensation from the Company as a result directly or indirectly from such cancellation.

21.2	Upon termination howsoever arising, the Company shall have the right to purchase any or all of the Products held by the Distributor or its Authorised Dealers at the date of termination, subject to the following conditions:

21.2.1	the Company may oblige the Distributor or its Authorised Dealers to deliver such Products free of any liens or encumbrances to the Company or its nominee;

21.2.2	the Company shall pay the invoiced cost of such Products as incurred by the Distributor less the cost of any necessary modifications, refinishing or reconditioning of the same as determined by the Company in its absolute discretion to restore them to their original condition less a 15% handling charge.

21.2.3	The Distributor shall not be obliged to sell and the Company may not purchase any Products which are the subject of a binding contract of sale or supply entered into by the Distributor or any of its Authorised Dealers with any third party prior to the date of termination.

The Company may exercise its right hereunder by written notice during any termination notice period or within 120 days after the effective date of any such termination.

21.3	The termination hereof (howsoever caused) shall be without prejudice to any rights or obligations which shall have accrued prior to such termination. Such termination shall not affect any provision hereof expressed to continue or come into force after the termination including those relating to confidentiality and intellectual property rights.

21.4	During any termination notice period the Company may supply the Products direct to any customers within the Territory where this will serve the best interests of such customers or the customer has so requested. In such cases the Distributor shall have no right to compensation or commission.

21.5	Upon expiry or termination of this Agreement howsoever arising the Trade Mark Agreement shall automatically terminate.

22. WAIVER OF DEFAULT AND GENERAL LIABILITY

22.1	No waiver by one party of any breach, default or omission by the other in the performance or observance of any of its obligations hereunder shall be valid unless agreed to in writing signed on behalf of the other. No such waiver shall apply to or be deemed a waiver of any other breach, default or omission hereunder. The failure of one party to enforce at any time any of the provisions hereof or to require at any time performance by the other of any of its obligations hereunder shall not be construed to be a waiver of such provisions or obligations.

22.2	Notwithstanding any other provision herein, neither party shall have any liability for any indirect or consequential loss or damage suffered by the other including but not limited to loss of profits, trade, contracts or production, howsoever arising out of or in relation to this Agreement.

23. GENERAL

23.1	Any notice hereunder shall be delivered by hand at or sent by prepaid first class post (or airmail if outside the UK) to the registered address of the Party upon whom it is being served or any such other address as notified in writing for the purpose of serving notices hereunder. If posted any such notice shall be deemed to have been served at the expiration of 48 hours after it was posted. In proving such service it shall be sufficient to show that the envelope containing the notice was both duly addressed, stamped and delivered into the custody of the Post Office. Where the Party being notified has an address outside the UK, then the period of 48 hours shall be extended to 96 hours.

23.2	“Force Majeure” means any act or event outside the reasonable control of one of the Parties affecting its ability to perform one or more of its obligations hereunder. The affected Party shall forthwith inform the other in writing of the matters constituting the Force Majeure and thereby affecting its performance. It shall keep that Party fully informed with regard thereto and of any change therein. If Force Majeure continues for longer than 6 months then either Party may forthwith by notice in writing to the other terminate this Agreement. Neither Party shall be entitled to claim any compensation from the other for breach of the Agreement or for any contract entered into pursuant to this Agreement arising out of a termination under this Article 23.2.

23.3	Any element of this Agreement which is or may be held to be void or unenforceable shall, to the extent of such invalidity or unenforceability, be deemed severable and shall not affect any other elements hereof.

23.4	This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces any prior communications, representations or agreements (whether oral or in writing).

23.5	This Agreement shall be deemed to be an agreement made in England and shall be read and construed and take effect in all respects in accordance with the Laws of England and the Parties hereby submit to the jurisdiction of the English Courts.

23.6	To the extent that there is no reciprocal enforcement procedures between the United Kingdom and the country in which the

Distributor is located, the Parties agree to submit any dispute arising between them that cannot amicably be settled to arbitration. The arbitration shall be held in London, England before a single arbitrator appointed by the Parties or failing agreement the matter shall be referred upon either Party’s application to the then current President of the Institute of Arbitrators in London. His nomination of an arbitrator shall be binding on the Parties. The arbitration shall be governed by the UNCITRAL rules of arbitration and the Parties agree to be finally bound by any and all awards made thereunder by the arbitrator.

23.7	Where the arbitration procedures are applicable, nothing shall prevent the Company from applying to the appropriate court for any injunction or other like remedy to restrain the Distributor from committing any breach or any anticipated breach of this Agreement and for consequential relief.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

SIGNED for and on behalf of		SIGNED for and on behalf of
Perkins Engines Company Limited		Power Solution International Inc.

by:	/s/ Ramin Younessi	by:	/s/ Gary Winemaster

Name:	Ramin Younessi	Name:	Gary Winemaster

Position:	Vice President of Perkins Engines Company Limited	Position:	Chief Financial Officer

SCHEDULE 1: DISTRIBUTOR TERRITORY

S.1.1	North Dakota, South Dakota, Minnesota, Wisconsin, Iowa, Michigan, Ohio, Indiana, Illinois, Missouri, Nebraska, Kansas, Pennsylvania, New Jersey, Delaware, Maryland (including Washington, District of Columbia), West Virginia, New Hampshire, Vermont, Massachusetts, Maine, Rhode Island, Connecticut, New York

SCHEDULE 2: TERMS AND METHOD OF PAYMENT

S.2.1	This Schedule details the terms of payment applicable to all purchases of products by the Distributor as ascribed by Article 13.2 of the Agreement.

S.2.2	Company agrees (but reserves the right to withdraw such agreement at any time on notifying the Distributor) that the Distributor shall make payment on the terms of payment set out in Article S2.5 of this Schedule. During each calendar month the Company shall send a statement of account for the products invoiced to the Distributor before the first week of the said calendar month detailing which is due and payable by the Distributor.

S.2.3	The Distributor shall make payments by electronic transfer into the Company’s nominated bank account to ensure that payment is received by the Company on or before the agreed due date. The Company reserves the right to charge interest on all invoices that remain unpaid on their due date until actual payment is received. Delay payment interest will be charged at a rate of 4% above the prevailing Lloyds Bank Group PLC interest rate. These provisions are without prejudice to the generality of the Companies rights to set off in Article S2.4 below.

S.2.4	The Company shall have the right to apply in or towards the payment of any amount due to it, any funds or credits belonging or due to it which may be in the others possession.

S.2.5	Terms of Payment for Engines and/ or Parts

The Company is prepared to trade with the Distributor on the following terms of payment:

S.2.5.1	Payment Terms

Payment for all orders placed on the Company shall be due on the 15th of the second month following date of invoice unless otherwise advised by the Company. Payment for all order placed on Perkins Supplying Companies (including but without limitation to Perkins Engines Inc.) shall be due 120 days following date of invoice unless otherwise advised by the Company.

S.2.5.2	All prices in quotations and acceptances are in the currency stated in the quotation or invoice unless otherwise stated and the prices to be paid shall be those ruling at the date of delivery.

S2.6	Company reserves the right to request a parent company guarantee or other such security from the Distributor in respect of its financial obligations to the Company and in the absence of which the Company may review and revise any credit limit then offered to the Distributor.